Exhibit 10.7

Lilis Energy, Inc.
1900 Grant Street, Suite 720
Denver, CO 80203

April 29, 2014

T.R. Winston & Company, LLC
1999 Avenue of the Stars, Suite 2550
Log Angeles, CA  90067
Attention: Tyler Runnels and Karen Ting

Re:           Transaction Fee Agreement, dated March 28, 2014 (the “Agreement”)

Dear Sir or Madam:

As discussed, this letter, when executed in the space indicated below, shall constitute our amendment to the above-referenced Transaction Fee Agreement between Lilis Energy, Inc. and T.R. Winston & Company, LLC.

In consideration of our mutual efforts to pursue the transactions contemplated by the Transaction Fee Agreement, we hereby agree that Section 1 of the letter shall be amended and restated in its entirety as follows:

1.           The Company agrees to compensate the Broker as follows: (i) eight percent (8%) of the gross proceeds of the offering, payable at the Closing (as defined in the Purchase Agreement), (ii) one percent (1%) of the gross proceeds received by the Company at Closing, payable at Closing, for a non-accountable expense allowance, and (iii) shall reimburse the agent for its legal fees and expenses equal to $25,000.

The remaining terms and conditions of the Agreement shall continue in full force and effect.

If the foregoing meets your agreement, please execute a copy of this letter agreement in the space indicated below and return one original to the undersigned.

Lilis Energy, Inc.

By:	/s/ A. Bradley Gabbard
Name:	A. Bradley Gabbard
Title:	Chief Financial Officer

Agreed and Accepted:

T.R. Winston & Company, LLC

By:	/s/ G. Tyler Runnels
Name:	G. Tyler Runnels
Title:	Chairman & CEO